Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION


      Thermo BioAnalysis Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

      FIRST: That at a meeting of the Board of Directors of Thermo BioAnalysis Corporation, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

           RESOLVED: That the Certificate of Incorporation of Thermo BioAnalysis Corporation be amended by changing the Fourth Article thereof so that, as amended, said Article shall be and read as follows:

                FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is seventy-five million (75,000,000), and the par value of each such share is one cent ($.01), amounting in the aggregate to Seven Hundred Fifty Thousand Dollars
                ($750,000) of capital stock.

      SECOND: That on September 10, 1998, at the Corporation's Special Meeting of Stockholders, the Amendment to the Corporation's Certificate of Incorporation was duly adopted by the affirmative vote of Stockholders of the Corporation holding a majority of the shares of Common Stock, $.01 par value per share, of the Corporation in accordance with the provisions of
      Section 242 of the General Corporation Law of the State of Delaware.

      THIRD:    That said  amendment  was duly  adopted in  accordance  with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, said Thermo BioAnalysis Corporation has caused this certificate to be signed by Sandra L. Lambert, its Secretary this 21st day of September, 1998.


                          THERMO BIOANALYSIS CORPORATION


                            By: /s/ Sandra L. Lambert
                               Sandra L. Lambert, Secretary